Exhibit 10.8

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

TERMINATION AND SETTLEMENT AGREEMENT

This TERMINATION AND SETTLEMENT AGREEMENT (this “Agreement”) is entered into as of June 30, 2022 (the “Termination Effective Date”), by and between Akebia Therapeutics, Inc., a company organized and existing under the laws of the State of Delaware, United States of America with its principal offices at 245 First Street, Cambridge, MA 02142 (“Akebia”), and Otsuka Pharmaceutical Co. Ltd., a company organized and existing under the laws of Japan, having a registered office located at 2-9, Kanda Tsukasa-machi, Chiyoda-ku, Tokyo 101-8535, Japan (“Licensee” or “Otsuka”)). Each of Akebia and Licensee are sometimes referred to herein individually as a “Party” and together as the “Parties.”

WHEREAS, the Parties entered into that certain Collaboration and License Agreement dated December 18, 2016 (the “US Collaboration Agreement”) pursuant to which the Parties agreed to collaborate to develop, perform medical affairs and non-promotional activities with respect to, and commercialize the Licensed Compound and the Licensed Products in the U.S.;
WHEREAS, the Parties entered into that certain Collaboration and License Agreement dated April 25, 2017 (the “EU Collaboration Agreement,” and together with the US Collaboration Agreement, the “Collaboration Agreements”) pursuant to which the Parties agreed to collaborate to develop and commercialize the Licensed Compound and the Licensed Products in certain additional territories;
WHEREAS, the Parties entered into that certain Memorandum of Understanding dated May 22, 2020 (the “MOU”) regarding the conduct of certain activities relating to a clinical study titled “Phase 3b, Randomized, Open-label, Active-controlled Trial Evaluating the Efficacy and Safety of Oral Vadadustat Once Daily (QD) and Three Times Weekly (TIW) for the Maintenance Treatment of Anemia in Hemodialysis Subjects Converting From Erythropoiesis-Stimulating Agents (ESAs)” (the “MODIFY Study”) included in the Current Global Development Plan under the Collaboration Agreements;
WHEREAS, the Parties entered into (a) that certain letter agreement dated July 23, 2021 regarding the supply of Licensed Products in the U.S. under the US Collaboration Agreement, (b) that certain Pharmacovigilance Agreement dated as of October 5, 2021, as the same will be amended pursuant to Section 9(c) of this Agreement (the “PV Agreement”), (c) that certain Quality Agreement dated December 14, 2021, (d) that certain letter agreement dated April 25, 2017 regarding the [**], and (e) that certain letter agreement dated March 15, 2021 regarding intellectual property matters (such agreements in (a) through (e), together with the Collaboration Agreements and the MOU, the “Transaction Agreements”);
WHEREAS, Licensee provided letters to Akebia dated May 13, 2022 providing notice of termination of each of the Collaboration Agreements (the “May 13th Letters”) and, notwithstanding any allegation, term, or statement set forth in the May 13th Letters or any other communications or correspondence between the Parties, the Parties hereby agree that (a) the US Collaboration Agreement, the EU Collaboration Agreement, the MOU and all of the other Transaction Agreements except for the PV Agreement are terminated in their entirety effective as of the Termination Effective Date and (b) the PV Agreement is terminated in its entirety effective as of the Study Completion Date.
NOW THEREFORE, in consideration of the foregoing and the premises and conditions set forth herein, the Parties agree as follows:
1.Defined Terms. Capitalized terms that are used in this Agreement have the meaning set forth in the US Collaboration Agreement or the EU Collaboration, as applicable to the context in which such terms are used herein, unless otherwise defined in this Agreement.

2.Termination. The Parties hereby acknowledge and agree that (a) the US Collaboration Agreement is terminated in its entirety, (b) the EU Collaboration Agreement is terminated in its entirety, (c) the MOU is terminated in its entirety, and (d) each of the other Transaction Agreements other than the PV Agreement is terminated in its entirety, in each case ((a) through (d)), effective as of the Termination Effective Date, and (e) the PV Agreement is terminated in its entirety effective as of the Study Completion Date. Neither Party shall have any further rights or obligations under any of the Transaction Agreements as of or after the Termination Effective Date except (i) with respect to the PV Agreement, which will remain in full force and effect until the Study Completion Date, and (ii) those rights and obligations that survive termination as set forth in Section 7 (Survival) of this Agreement. From and after the Termination Effective Date, Licensee’s only responsibilities related to the Licensed Compound and the Licensed Product are (A) those that are set forth in this Agreement and (B) with respect to the MODIFY Study, those that are set forth in the PV Agreement until the Study Completion Date.
3.Payments.
(a)Settlement Payment. In consideration for the promises, covenants and agreements set forth herein, including the settlement and release of all disputes and claims as provided herein, no later than two Business Days after the Termination Effective Date, Licensee will pay Akebia a nonrefundable and non-creditable payment of $55,000,000 by wire transfer in accordance with the following wire instructions:
Foreign Incoming Wires in USD
Bank Name: [**]
ABA #: [**]
Swift: [**]

Beneficiary:
ABA #: [**] Swift: [**]
Beneficiary: [**]
Beneficiary Address: [**]
Beneficiary Account #: [**]
FFC Account Name: [**]
FFC Account Number: [**]

(b)MAA Filing Fees. If, following each MAA Transfer Date (as defined in this Agreement) with respect to the EMA, the United Kingdom, Switzerland and Australia, but no later than May 13, 2023 (i) the EMA or any Regulatory Authority in the United Kingdom, Switzerland, or Australia, respectively, refunds to Licensee any amounts in respect of the filing fees paid by Licensee pursuant to the EU Collaboration Agreement for submission of the MAA for the Licensed Product to such Regulatory Authority and (ii) Akebia (or its designee) pays fees to the same such Regulatory Authority with respect to the filing or review of an MAA for the Licensed Product, then Licensee will pay to Akebia, within [**] after Licensee’s receipt of documentation evidencing Akebia’s payment to such Regulatory Authority, the amount of the fees that have been refunded to Licensee by such Regulatory Authority, regardless of the amount of the fees paid by Akebia to such Regulatory Authority. For clarity, Licensee’s obligation to make any payment to Akebia under this Section 3(b) is contingent on transfer of each MAA, and such payment shall only be due if the MAA with respect to which Licensee receives a refund is transferred to Akebia.

(c)HTA Fees. If prior to May 13, 2023, (i) the HTA Process (as defined in this Agreement) for the Licensed Product is transferred to Akebia, (ii) as a result of such transfer of the HTA Process, NICE refunds to Licensee fees paid by Licensee to NICE with respect to the HTA Process pursuant to the EU Collaboration Agreement, and (iii) Akebia pays fees to NICE with respect to the same HTA Process for the Licensed Product, then Licensee will pay to Akebia, within [**] after Licensee’s receipt of documentation evidencing Akebia’s payment to NICE, the amount of the fees that have been refunded to Licensee by NICE, regardless of the amount of the fees paid by Akebia to NICE.
(d)Waiver. Notwithstanding any provisions to the contrary contained in the Transaction Agreements or in any other written agreement or other arrangement between the Parties, the Parties expressly acknowledge and agree that, as of the Termination Effective Date, (i) the amounts set forth in Section 3(a) (Settlement Payment), Section 3(b) (MAA Filing Fees), and Section 3(c) (HTA Fees) of this Agreement constitute the total amount owed by Licensee under this Agreement, (ii) no other amounts are owed by Licensee under the Transaction Agreements, this Agreement or any other written agreement or other arrangement between the Parties, (iii) Licensee is not obligated to pay, and Akebia is not entitled to receive, any further amounts under the Transaction Agreements, this Agreement or any other written agreement or other arrangement between the Parties, and (iv) the Parties expressly waive any right to receive any other or additional payment under the Transaction Agreements, this Agreement or any other written agreement or other arrangement between the Parties, including any amounts associated with milestone payments, royalties, research and development cost sharing, revenue sharing, Excess Cost Share, or intellectual property matters.
4.Transition of Certain Ongoing or Planned Activities. Capitalized terms used in this Section 4 (Transition of Certain Ongoing or Planned Activities) but not otherwise defined in this Agreement have the meaning set forth in the EU Collaboration Agreement. Notwithstanding Section 15.7 (Effects of Termination) of the EU Collaboration Agreement or the MOU, following the Termination Effective Date:
(a)Completion of MODIFY Study. Licensee will complete the activities allocated to Licensee and set forth in Exhibit A attached hereto related to the MODIFY Study (as defined in this Agreement) in accordance with the current study Protocol (as defined in the MOU), at its sole cost and expense. Akebia will be responsible, at its sole cost and expense, for conducting all activities allocated to Akebia as set forth in Exhibit A, and will lead all other activities related to the MODIFY Study other than the activities allocated to Licensee in Exhibit A. For clarity, Licensee shall have no obligations or responsibility to conduct any activities relating to the MODIFY Study other than the activities allocated to Licensee in Exhibit A. The Parties will agree on a timeline for completion of the Parties’ remaining activities in Exhibit A (with respect to the activities that do not have a specified date or timeline in Exhibit A) within [**] following the Termination Effective Date. Until the Study Completion Date (as defined in Exhibit A attached hereto), Licensee will provide Akebia with all Study Data (as defined in the MOU) in the same manner as Licensee has been providing Study Data to Akebia prior to the Termination Effective Date in accordance with Section 2.1 (Study Data and Results) of the MOU, and each Party will make appropriate resources reasonably available to answer questions from the other Party as necessary to fulfill each Party’s roles and responsibilities in this Section 4(a) (Completion of MODIFY Study) and as set forth in Exhibit A. Notwithstanding any provision to the contrary in the MOU or any other Transaction Agreements, Akebia shall prepare, at its sole cost and expense, the [**] for the MODIFY Study and shall provide the [**] to Licensee as set forth in Exhibit A. On and after the Study Completion Date (as defined in Exhibit A attached hereto), Licensee will have no further rights or responsibilities with respect to the Development of the Licensed Compound or Licensed Products in the Territory except for any activities allocated to Licensee in Exhibit A that are required to be performed after the Study Completion Date. Following the Study Completion Date, Licensee will promptly: (i) assign and transfer to Akebia or its designee all of Licensee’s rights, title, and interests in and to data, materials, and Know-How relating to the MODIFY Study, in each case, to the extent in Licensee’s Control; and (ii) disclose to Akebia all documents that are Controlled by Licensee or that Licensee is able to obtain using reasonable efforts and that embody the foregoing; provided that Licensee will have the right to retain copies of any of the foregoing for purposes of performing activities allocated to Licensee in Exhibit A that are required to be performed after the Study Completion Date. The costs associated with the assignment and transfer set forth in this Section 4(a) (Completion of MODIFY Study) will be borne by [**].
(b)Regulatory Cooperation. Until each MAA Transfer Date (as defined in this Agreement) for each MAA held by Licensee for the Licensed Product with respect to the EU, the United Kingdom, Switzerland and Australia (or, if applicable, until withdrawal of the MAA(s) in accordance with this Agreement), Licensee will remain responsible for preparing, filing, and submitting, and will prepare, file, and submit, in the name of Licensee as the “sponsor” of such MAAs, all Regulatory Submissions related to such MAAs in such jurisdictions. The Parties’ regulatory teams will collaborate with respect to, and agree on the content of, all such Regulatory Submissions in such jurisdictions and any correspondence with Regulatory Authorities with respect thereto and if the Parties fail to so agree on the content of any such Regulatory Submission or correspondence, then Akebia will have final decision-making authority with respect thereto. The Parties agree to include in such Regulatory Submission(s), (including submission of responses to the day 120 list of questions (the “Day 120 Regulatory Submission”) or, if applicable, the Day 180 Regulatory Submission, as defined below) the following statement: “[**],” with the bracketed language to be tailored as applicable. Additionally, for a period of [**] after the Termination Effective Date, Licensee will make available to Akebia key Licensee employees to answer Akebia’s questions related to such Regulatory Submissions made by Licensee in such jurisdictions as reasonably requested by Akebia.
(c)Regulatory Transfers.
(1)EMA MAA Transfer. With respect to the MAA for the Licensed Product filed with the EMA, the Parties are targeting filing a request to transfer such MAA to Akebia (such transfer, the “EMA MAA Transfer”) with the Day 120 Regulatory Submission, and the Parties will cooperate with each other to enable the same. If timely requested by Akebia and permitted under Applicable Law, the Parties will submit a request for a “clock stop” no later than [**] prior to the deadline for filing the Day 120 Regulatory Submission. In the event the EMA requests or provides guidance suggesting a type of “clock stop” or extension in the deadline for filing the Day 120 Regulatory Submission, the Parties will comply with such request or guidance; provided that, if the “clock stop” or extension is to exceed [**], then the Parties will discuss whether to accept such request or guidance and, unless they mutually agree otherwise, the Parties will comply with such request or guidance. If there is a “clock stop” or extension in the deadline for filing the Day 120 Regulatory Submission, then, no later than [**] prior to such deadline, Akebia will provide to Licensee all information required to meet the EMA guidance for MAA transfer (EMA/639036/2018change-applicant-checklist-pre-submission-guidance-

human_en.xlsx (live.com)). No later than [**] after receipt of such information, Licensee will notify Akebia if Licensee identifies any information under the foregoing guidance that has not been provided by Akebia and Akebia will consider such suggestions in good faith. On or prior to the date that is [**] prior to the deadline for filing the Day 120 Regulatory Submission, Akebia will provide any additional information [**] necessary to meet the requirements of the guidance specified above, and Licensee will include the EMA MAA Transfer request with the Day 120 Regulatory Submission. If the EMA MAA Transfer request is not included with the Day 120 Regulatory Submission or if the EMA MAA Transfer request is included with the Day 120 Regulatory Submission but is not approved by the EMA prior to the date that is [**] prior to the deadline for filing responses to the day 180 list of outstanding issues (the “Day 180 Regulatory Submission”), then Licensee will include the EMA MAA Transfer request with the Day 180 Regulatory Submission (unless the EMA MAA Transfer is approved before the date of such submission) and the process above shall apply with respect to inclusion of the EMA MAA Transfer request with the Day 180 Regulatory Submission, provided that the above [**] period will be [**] prior to the deadline for filing the Day 180 Regulatory Submission and the above [**] period will be [**] prior to the deadline for filing the Day 180 Regulatory Submission, and provided further that, [**], then Licensee will have the right to withdraw the MAA for the Licensed Product with the EMA on or prior to [**]. If [**] (the “Pre-Day 210 Date”), then Licensee will have the right to withdraw the EMA MAA. For purposes of clarity, if [**], then Licensee will have no such right to withdraw the EMA MAA. If, prior to the Pre-Day 210 Date or prior to the effective date of the EMA approval of the EMA MAA Transfer (in the case of a deferred effective date), Licensee receives a request for an Oral explanation from the CHMP or any other request for responses, information or any other inquiries from the EMA, then Akebia will be solely responsible for providing responses to such request for Oral explanation and any other requested responses, information or submissions, and the Parties will inform EMA that, given the pending request to transfer (or the deferred effective date of transfer of) the EMA MAA to Akebia, all such responses, information and submissions reflect solely the opinions of Akebia. If the EMA MAA Transfer request is submitted with the Day 120 Regulatory Submission or the Day 180 Regulatory Submission, then upon receipt of approval of the EMA MAA Transfer from the EMA, Licensee will and hereby does assign and transfer to Akebia, and Akebia hereby accepts and assumes all obligations under, such MAA, together with all other Regulatory Submissions submitted to or received from the EMA that are in the possession or Control of Licensee or any of its Affiliates (the date of such transfer, the “EMA MAA Transfer Date”). If the EMA MAA Transfer request is submitted with the Day 120 Regulatory Submission or the Day 180 Regulatory Submission, then upon [**], Akebia may communicate directly with EMA regarding the MAA; provided that, until the EMA MAA Transfer has been approved by EMA, Akebia will copy Licensee on all such communications. If and to the extent required by Applicable Law, each Party will submit to the EMA all filings, letters, and other documentation necessary to effect such transfer and assignment and assumption as soon as practicable. Except as provided in Section 3(b) (MAA Filing Fees) of this Agreement, each Party will bear all costs and expenses incurred by or on behalf of such Party to effect the foregoing transfer and assignment and assumption.
(2)ACCESS Regulatory Transfer. The Parties will discuss and agree upon the date on which to submit a request to the applicable Regulatory Authorities to transfer the MAA for the Licensed Product to Akebia in each of the United Kingdom,

Switzerland, and Australia, provided that, if (A) [**], or (B) [**], then, in either case ((A) or (B)), Licensee will have the right to withdraw the MAA for the Licensed Product submitted to the applicable Regulatory Authorities in each of the United Kingdom, Switzerland, and Australia on or prior to the deadline for the next required Regulatory Submission. If the Parties do agree on the date on which to submit a request to transfer the MAA for the Licensed Product in each of the United Kingdom, Switzerland and Australia (and provided that no Regulatory Authority has given notice that the transfer will not be permitted at such time), then, no later than [**] prior to such agreed date, Akebia will provide to Licensee that information required to meet all of the requirements for the transfer of the MAAs in all such countries (including all required documentation, supporting personnel and establishment obligations). No later than [**] after receipt of such information, Licensee will notify Akebia if it identifies any information under the foregoing requirements that has not been provided by Akebia and [**]. On or before the date that is [**] prior to such agreed date, Akebia will provide any additional information [**] necessary to meet the requirements, and Licensee will submit the transfer request on such agreed date to the applicable Regulatory Authorities in the United Kingdom, Switzerland and Australia. If (i) [**], or [**], then in either case ((i) or (ii)), Licensee will have the right to withdraw the MAA for the Licensed Product submitted to the applicable Regulatory Authority in such countries. The Parties will discuss in good faith whether to request a “clock-stop” with respect to the MAA for the Licensed Product in each of the United Kingdom, Switzerland and Australia prior to submission of the response to the ACCESS day 120 list of questions (the “ACCESS Day 120 Regulatory Submission”). Licensee will prepare the first draft of the ACCESS Day 120 Regulatory Submission using only existing responses from the Day 120 Regulatory Submission and, if applicable, the Day 180 Regulatory Submission to EMA and, for clarity, Licensee shall have no obligation to generate new tables or conduct new analyses or create any other new data packages or responses to questions for the draft ACCESS Day 120 Regulatory Submission. For further clarity, Akebia will be responsible for preparing all drafts of the ACCESS Day 120 Regulatory Submission after the first draft. If a request to transfer each MAA for the Licensed Product to Akebia is submitted to the Regulatory Authorities in the United Kingdom, Switzerland and Australia, then upon receipt of approval of such transfer from the applicable Regulatory Authorities, Licensee will and hereby does assign and transfer to Akebia (or its designee), and Akebia (directly or indirectly on behalf of itself or its designee) hereby accepts and assumes all obligations under, each such MAA, together with all other Regulatory Submissions that are in the possession or Control of Licensee or any of its Affiliates submitted to or received from the relevant Regulatory Authorities in such jurisdiction (the date of each such transfer, the “ACCESS MAA Transfer Date,” and collectively with the EMA MAA Transfer Date, as applicable, the “MAA Transfer Date”). If and to the extent required by Applicable Law, each Party will submit to the applicable Regulatory Authority all filings, letters, and other documentation necessary to effect such transfer and assignment and assumption as soon as practicable. Except as provided in Section 3(b) (MAA Filing Fees) of this Agreement, each Party will bear all costs and expenses incurred by or on behalf of such Party to effect the foregoing transfer and assignment and assumption.
(3)Documentation. In connection with the transfer of each Regulatory Submission provided for in this Section 4(c) (Regulatory Transfers), as soon as practicable (and in any event, within [**]) after each MAA Transfer Date, Licensee will provide to Akebia copies (in electronic format in Microsoft Word) of all Regulatory

Submissions, and communications with Regulatory Authorities, communication logs with Regulatory Authorities, if available, data and other information, in each case, possessed or Controlled by Licensee or any of its Affiliates related to Regulatory Submissions for the Licensed Compound or Licensed Products (to the extent not previously provided to Akebia).
(d)Packaging Validation. Licensee’s sole responsibility with respect to Packaging will be to complete all packaging validation activities set forth in Exhibit B attached hereto, at its sole cost and expense, in accordance with the packaging validation documentation listed in Exhibit B (“Packaging Validation Documentation”), which will be prepared by the packaging vendor and agreed by Licensee following the Termination Effective Date. For clarity, Licensee shall have no responsibility for serialization validation, stability testing, physical testing or any other Packaging activities other than as set forth in Exhibit B. Licensee will share drafts of the Packaging Validation Documentation with Akebia and will take into consideration and incorporate (if deemed appropriate by Licensee and acceptable to the packaging vendor) reasonable comments that are timely provided by Akebia. Licensee’s packaging validation activities will be considered complete upon delivery of the packaging validation report prepared by the packaging vendor (as may be updated in accordance with Akebia’s comments as provided for in the prior sentence if the packaging vendor provides drafts of such report for review and comment). Following delivery of such final report, Licensee will have no further responsibilities relating to Packaging with respect to the Licensed Compound or Licensed Product and Licensee will promptly transfer to Akebia (i) the Licensed Product packaged as part of the validation activities and any retained product, and all of Licensee’s rights, title, and interests therein, and (ii) all data, reports (including the final validation report completed by Licensee), certifications, and other documentation relating to such packaging validation for the Licensed Product. Following the Termination Effective Date, Licensee will inform the packaging vendor that all Packaging activities related to the Licensed Product will transfer to Akebia upon completion of Licensee’s packaging validation activities. For clarity, the Licensed Product used in validation is not intended to be sold, and Akebia agrees that it will not sell or otherwise distribute such Licensed Product. Licensee will provide Akebia with regular detailed updates on the status of the validation activities, and Akebia will cooperate with Licensee in supporting such activities.
(e)Health Technology Assessment Activities. As of the Termination Effective Date, Licensee has not submitted any applications for pricing and reimbursement of Licensed Products in any country in the Territory (as defined in the EU Collaboration Agreement); however, Licensee has engaged in the Health Technology Assessment process relating to pricing and reimbursement for Licensed Products (“HTA Process”) with NICE in England and Wales. Prior to the Termination Effective Date, Licensee notified NICE that responsibility for the HTA Process should be transferred to Akebia and requested a deferral of the HTA Process for a period of not less than twelve (12) months. If, notwithstanding such request, such HTA Process cannot be so deferred, then Licensee will have the right to withdraw from such HTA Process. Following the Termination Effective Date, Licensee will have the right to cease all activities with respect to Health Technology Assessments relating to Licensed Products and Licensee’s only responsibilities with respect thereto will be to transfer to Akebia the existing materials set forth on Exhibit C promptly (and in any event, no later than [**] after the Termination Effective Date).
(f)The Parties anticipate that all of Licensee’s activities and responsibilities under Section 4 of this Agreement and the Exhibits hereto, except for responsibilities set forth in Exhibit

A and in the PV Agreement relating to the MODIFY Study, will be completed by [**]. In any event, Licensee will have no obligations or responsibilities under Section 4 of this Agreement and the Exhibits hereto on or after [**].
5.Certain Effects of Termination of the US Collaboration Agreement: The effects of termination set forth in Section 15.8 (Effects of Termination) of the US Collaboration Agreement are hereby superseded by the terms of this Agreement and of no further force or effect as of the Termination Effective Date. Capitalized terms used in this Section 5 (Certain Effects of Termination of the US Collaboration Agreement) have the meaning set forth in the US Collaboration Agreement. Solely with respect to the US Collaboration Agreement, effective as of the Termination Effective Date:
(a)Termination of Rights. Except as required to perform the activities set forth in Section 4 (Transition of Certain Ongoing or Planned Activities) of this Agreement or as expressly set forth in Section 7 (Survival) of this Agreement, all rights and licenses granted to Licensee under the US Collaboration Agreement are hereby terminated.
(b)License to Akebia. The worldwide license granted to Akebia in Section 2.2 (Grant of License to Akebia) of the US Collaboration Agreement shall be non-exclusive and shall be freely sublicensable (through multiple tiers).
(c)Return of Confidential Information and Product Materials. Licensee will cease using the Akebia Technology and will stop Developing (except as required to perform the activities set forth in Section 4 (Transition of Certain Ongoing or Planned Activities) of this Agreement), performing Medical Affairs or Non-Promotional Activities with respect to, or Commercializing the Licensed Compound and the Licensed Product in the Territory. Licensee will immediately destroy all inventory of the Licensed Compound and the Licensed Products in Licensee’s possession (other than inventory to be used to complete the MODIFY Study in accordance with this Agreement), together with all copies of the Product Materials in the possession or Control of Licensee or its Affiliates, and Licensee will certify to such destruction. In addition, each Party will destroy all Confidential Information of the other Party in its possession and will provide a written confirmation of such destruction within [**] of the Termination Effective Date; provided, however, that the foregoing will not apply to any Confidential Information that is necessary (i) to allow such Party to perform its obligations or exercise any of its rights that expressly survive the termination of the US Collaboration Agreement as set forth in Section 7 (Survival) of this Agreement or (ii) for either Party to perform its obligations under Section 4 (Transition of Certain Ongoing or Planned Activities) of this Agreement.
6.Certain Effects of Termination of the EU Collaboration Agreement: The effects of termination set forth in Section 15.7 (Effects of Termination) of the EU Collaboration Agreement are hereby superseded by the terms of this Agreement and of no further force or effect as of the Termination Effective Date. Capitalized terms used in this Section 6 (Certain Effects of Termination of the EU Collaboration Agreement) have the meaning set forth in the EU Collaboration Agreement. Solely with respect to the EU Collaboration Agreement, effective as of the Termination Effective Date:
(a)Rights of Reference. The rights granted to Licensee pursuant to Section 5.5.1 (Rights Granted to Licensee) of the EU Collaboration Agreement will continue in effect until, and terminate effective upon, the last MAA Transfer Date. The rights granted to Akebia pursuant to Section 5.5.2 (Rights Granted to Akebia) of the EU Collaboration Agreement will survive termination of the EU Collaboration Agreement and will remain in effect following the Termination Effective Date until all Regulatory Submissions and Study Data Controlled by Licensee have been transferred by Licensee to Akebia pursuant to Section 4 (Transition of Certain Ongoing or Planned Activities) of this Agreement.
(b)Return of Confidential Information. Licensee will cease using the Akebia Technology and will destroy all copies of any documents containing any Akebia Know-How, except for any Akebia Technology and Akebia Know-How necessary for Licensee to perform the activities set forth in Section 4 (Transition of Certain Ongoing or Planned Activities) of this Agreement. Unless expressly instructed to the contrary in writing, each Party will destroy all Confidential Information of the other Party in its possession and will provide a written confirmation of such destruction within [**] of the Termination Effective Date; provided, however, that the foregoing will not apply to any Confidential Information that is necessary (i) to allow such Party to perform its obligations or exercise any of its rights that expressly survive the termination of the EU Collaboration Agreement as set forth in Section 7 (Survival) of this Agreement or (ii) for each Party to perform its respective obligations under Section 4 (Transition of Certain Ongoing or Planned Activities) of this Agreement.
(c)License Grants to Akebia. Licensee hereby grants and agrees to grant to Akebia with automatic effect from the Termination Effective Date, a non-exclusive, fully paid up, worldwide, perpetual, irrevocable right and license, with the right to grant sublicenses through multiple tiers, under (i) Licensee’s interest in Joint Technology, (ii) the Retained Licensee Improvement Technology, and (iii) any Licensee Contributed Technology, in each case, to research, develop, make, have made, use, import, offer for sale, sell, and otherwise exploit the Licensed Compound and the Licensed Products inside and outside of the Territory. If Licensee is unable to sublicense any Patents or Know-How owned by Third Parties to Akebia pursuant to this Section 6(c) (License Grants to Akebia) without the consent of the Third Party, then Licensee undertakes, on request from Akebia, to use reasonable efforts to procure such licenses on behalf of Akebia in as far as it is able to do so, and Akebia will pay such fees and agree to be bound by the terms agreed between Akebia and the Third Party licensor.
(d)Assignment and Disclosure. Except as expressly set forth in, or as necessary for performing obligations under, Section 4 (Transition of Certain Ongoing or Planned Activities) of this Agreement, Licensee will promptly (and in any event within [**] after the Termination Effective Date): (i) assign and transfer to Akebia or its designee all of Licensee’s rights, title, and interests in and to all Regulatory Submissions in the Territory (to the extent assignable and not cancelled), and Study Data (to the extent in Licensee’s Control), in each case, relating to the Licensed Products and that are necessary or reasonably useful for the Development or Commercialization of the Licensed Compound and the Licensed Products, and (ii) disclose to Akebia all documents that are Controlled by Licensee or that Licensee is able to obtain using reasonable efforts, and that embody the foregoing, including all written plans supporting the Commercial launch of the Licensed Product in the Territory, including any materials prepared for meetings with, or submitted to or received from, the National Reimbursement Authority in a country in the Territory. In addition, Licensee will promptly assign and transfer to Akebia or its designee, as of the Termination Effective Date, all of Licensee’s rights, title, and interests in and to all domain names associated with the Product Marks (to the extent that they are owned by Licensee or its Affiliates), and will promptly (in any event, within [**] after the Termination Effective Date) provide to Akebia all login and password information necessary to maintain such domain names.

7.Survival.
(a)Provisions Surviving Termination of the US Collaboration Agreement. Notwithstanding Section 15.9 (Survival; Accrued Rights) of the US Collaboration Agreement, the following provisions of the US Collaboration Agreement will survive termination of the US Collaboration Agreement and are incorporated herein by reference: Article 1 (Definitions); Section 2.2 (License Grant to Akebia), as modified by Section 5(b) of this Agreement; Section 10.1 (Akebia Intellectual Property); Section 10.2 (Licensee Intellectual Property); Section 12.5 (Disclaimer); Section 12.6 (Limitation of Liability); Sections 13.1, 13.2 and 13.5 (Confidentiality) (for a period of five years following the Termination Effective Date); Article 14 (Indemnification), excluding Section 14.4 (Insurance); Article 16 (Dispute Resolution; Governing Law), excluding Section 16.4 (Baseball Arbitration for Expert Reserved Matters); Section 17.12 (Agency); Section 17.13 (No Waiver); Section 17.14 (No Strict Construction); and Section 17.15 (Cumulative Remedies).
(b)Provisions Surviving Termination of the EU Collaboration Agreement. Notwithstanding Section 15.8 (Survival; Accrued Rights) of the EU Collaboration Agreement, the following provisions of the EU Collaboration Agreement will survive termination of the EU Collaboration Agreement and are incorporated herein by reference: Article I (Definitions); Sections 5.5.1 and 5.5.2 (to the extent provided in Section 6(a) of this Agreement); Section 10.1 (Akebia Intellectual Property); Section 10.2 (Licensee Intellectual Property); Section 12.5 (Disclaimer); Section 12.6 (Limitation of Liability); Sections 13.1, 13.2 and 13.5 (Confidentiality) (for a period of five years following the Termination Effective Date); Article XIV (Indemnification), excluding Section 14.4 (Insurance); Article XVI (Dispute Resolution; Governing Law), excluding Section 16.4 (Baseball Arbitration for Expert Reserved Matters); Section 17.13 (Agency); Section 17.14 (No Waiver); Section 17.15 (No Strict Construction); and Section 17.16 (Cumulative Remedies).
(c)Provisions Surviving Termination of the MOU. The following provisions of the MOU will survive its termination and are incorporated herein by reference: Section 1.3 (Regulatory Matters), Section 1.7 (Compliance with Laws); Article II (Data and Results); Article III (Books and Records) (for the applicable periods set forth therein), excluding the last sentence of Section 3.1 (Books and Records) and excluding any such books or records [**] to the extent transferred to Akebia under this Agreement; Section 4.1 (Intellectual Property); Section 5.1 (Confidentiality); Article VI (Indemnification); Article VII (Miscellaneous).
(d)Provisions Surviving Termination of the PV Agreement. The provisions surviving termination of the PV Agreement will be set forth in the amended and restated PV Agreement to be entered into by the Parties in accordance with Section 9(c).
8.Mutual Release of Claims.
(a)Release by Licensee. Notwithstanding any provision to the contrary set forth in any Transaction Agreement, from and after the applicable Termination Effective Date with respect to each Transaction Agreement: Licensee, on behalf of itself and each of its Affiliates and each of their respective successors and assigns (collectively, the “Licensee Releasors”), do hereby now and forever release, remise, hold harmless and forever discharge Akebia, its Affiliates, its sublicensees and each of its, its Affiliates’, and its sublicensees’ respective sublicensees, officers, directors, employees, consultants, contractors and agents, and its and any and all of the foregoing Persons’ respective successors and assigns (collectively, the “Akebia Releasees”) of and from any and all claims, actions, causes of action, choses in action, or suits (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversies, assessments, arbitration, examinations, audits, investigations, hearings, charges, complaints, demands, or proceedings to, from, by or before any Governmental Authority (collectively, “Actions”), losses, liabilities, damages, judgments, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity (collectively, “Liabilities”), whether known or unknown, suspected or unsuspected and that arose at any time on or prior to the applicable Termination Effective Date for each Transaction Agreement, or that thereafter could arise based on any act, fact, transaction, matter, or cause that occurred on or prior to the applicable Termination Effective Date for each Transaction Agreement arising from, under or otherwise in connection with the Transaction Agreements, in each case, other than for a violation of Applicable Law by Akebia unless such violation is caused by the action or omission of a Licensee Releasor and except to the extent arising after the applicable Termination Effective Date for each Transaction Agreement from an Akebia Releasee’s violation of its obligations under the Transaction Agreements that survive termination as expressly provided in this Agreement. The Licensee Releasors agree that they will (i) forbear from exercising any rights or remedies against any Akebia Releasee in respect of any or all Actions and Liabilities in connection with the Transaction Agreements and (ii) not commence any lawsuit or bring any legal or equitable action against any Akebia Releasee in respect of any Action or Liability in connection with the Transaction Agreements; in each case, except to the extent (A) relating to a violation of Applicable Law by Akebia unless such violation is caused by the action or omission of a Licensee Releasor or (B) arising after the applicable Termination Effective Date for each Transaction Agreement from an Akebia Releasee’s violation of its obligations under the Transaction Agreements that expressly survive beyond the Termination Effective Date of the applicable Transaction Agreement as provided in this Agreement.
(b)Release by Akebia. Notwithstanding any provision to the contrary set forth in any Transaction Agreement, from and after the applicable Termination Effective Date with respect to each Transaction Agreement: Akebia, on behalf of itself and each of its Affiliates and each of their respective successors and assigns (collectively, the “Akebia Releasors”), do hereby now and forever release, remise, hold harmless and forever discharge Licensee, its Affiliates, its sublicensees and each of its, its Affiliates’, and its sublicensees’ respective sublicensees, officers, directors, employees, consultants, contractors and agents, and its and any and all of the foregoing Persons’ respective successors and assigns (collectively, the “Licensee Releasees”) of and from any and all Actions and Liabilities, whether known or unknown, suspected or unsuspected and that arose at any time on or prior to the applicable Termination Effective Date for each Transaction Agreement, or that thereafter could arise based on any act, fact, transaction, matter, or cause that occurred on or prior to the applicable Termination Effective Date for each Transaction Agreement arising from, under or otherwise in connection with the Transaction Agreements, in each case, other than for a violation of Applicable Law by Licensee unless such violation is caused by the action or omission of an Akebia Releasor and except to the extent arising after the applicable Termination Effective Date for each Transaction Agreement from a Licensee Releasee’s violation of its obligations under the Transaction Agreements that expressly survive termination as provided in this

Agreement. The Akebia Releasors agree that they will (i) forbear from exercising any rights or remedies against any Licensee Releasee in respect of any or all Actions and Liabilities in connection with the Transaction Agreements and (ii) not commence any lawsuit or bring any legal or equitable action against any Licensee Releasee in respect of any Action or Liability in connection with the Transaction Agreements; in each case, except to the extent (A) relating to a violation of Applicable Law by Licensee unless such violation is caused by the action or omission of an Akebia Releasor or (B) arising after the applicable Termination Effective Date for each Transaction Agreement from a Licensee Releasee’s violation of its obligations under the Transaction Agreements that expressly survive beyond the Termination Effective Date of the applicable Transaction Agreement as provided in this Agreement.
(c)Third Party Beneficiaries. Each Akebia Releasee and each Licensee Releasee will be an express beneficiary of the rights and releases granted under this Section 8 (Mutual Release of Claims) and will be entitled to rely on the same as a defense to any suit brought against such Akebia Releasee or Licensee Releasee, as applicable, in contravention of the provisions of this Section 8 (Mutual Release of Claims), without regard to the fact that such Akebia Releasee or Licensee Releasee, as applicable, may not be a party to this Agreement.
9.Representations, Warranties, and Covenants.
(a)Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party as of the Termination Effective Date that: (i) it is a corporation duly organized, validly existing and in good standing under Applicable Law of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement; (ii) this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency or other Applicable Law of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity), (iii) the execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate action and do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or any order, writ, judgment, injunction, decree, determination or award of any court or governmental body, or administrative or other agency presently in effect applicable to such Party, (iv) it is not aware of any government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law, currently in effect, necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements, and (v) neither Party is under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.
(b)Additional Representations. Each Party represents and warrants to the other Party and the Akebia Releasees or Licensee Releasees, as applicable, as of the Termination Effective Date that (i) it has all requisite legal capacity to grant the rights and releases set forth in Section 8 (Mutual Release of Claims) of this Agreement on behalf of itself and its respective Akebia Releasors or Licensee Releasors, as applicable and (ii) neither it nor any of the other Akebia Releasors or Licensee Releasors, as applicable, have assigned, transferred or granted to any Person that is not an Akebia Releasor or Licensee Releasor, as applicable, any Action or Liability intended to be covered or released pursuant to Section 8 (Mutual Release of Claims) of this Agreement.
(c)Amendment of PV Agreement. The Parties stipulate and agree that certain revisions to the PV Agreement are necessary to reflect (i) the revised responsibilities of the Parties as a result of the transfer of certain MAAs to Akebia pursuant to Section 4(c) (Regulatory Transfers) of this Agreement and (ii) the Parties’ respective responsibilities thereunder following the Termination Effective Date and continuing until completion of the MODIFY Study ((i) and (ii), the “PV Revisions”). Accordingly, within [**] following the Termination Effective Date, the Parties will use good faith efforts to negotiate and enter into an amended and restated PV Agreement reflecting the PV Revisions, any appropriate revisions to the surviving provisions thereunder, and any other revisions to which the Parties may agree.
10.Confidentiality.
(a)Confidential Treatment. From and after the Termination Effective Date, (i) the existence or terms of this Agreement, (ii) the content of the Parties’ discussions and negotiations regarding this Agreement, and (iii) any documents or correspondence exchanged between the Parties in connection with their discussions or negotiations regarding this Agreement, in each case ((i) through (iii)), will be considered Confidential Information (as defined in the EU Collaboration Agreement) of both Parties and will be subject to the provisions regarding confidentiality and non-disclosure set forth in the EU Collaboration Agreement for a period of five years following the Termination Effective Date.
(b)Public Disclosures. Neither Party will issue any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party will submit the proposed disclosure in writing to the other Party with sufficient opportunity (to the extent practicable) for the other Party to review and comment on such required disclosure and request confidential treatment thereof or a protective order therefor. Neither Party will be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 10(b) (Public Disclosures), provided that such information remains accurate as of such time.
(c)Non-Disparagement. Neither Party shall disparage the other Party or any of the other Party’s Affiliates, or any of its or their respective directors, officers, stockholders, employees, successors or assigns, by making (or causing others to make) any oral or written statements that could reasonably be construed to be false or misleading, or any defamatory, libelous, slanderous or otherwise disparaging statements of or concerning any of the aforementioned persons or entities. Notwithstanding the foregoing, neither Party will be prohibited from making any statement that (i) is in response to a valid order of a court or other governmental body or (ii) is otherwise requested, recommended, or required by Applicable Law or regulation or rules of a nationally recognized securities exchange.
11.Miscellaneous.
(a)Severability. If any provision of this Agreement is declared invalid by a court of last resort or by any court or other governmental body from the decision of which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof that relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the Parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original intent of the Parties, and, failing such amendment, either Party may submit the matter for resolution pursuant to Section 11(d) (Dispute Resolution) of this Agreement.
(b)Further Assurance. The Parties agree to reasonably cooperate with each other in connection with any actions required to be taken as part of their respective obligations under this Agreement, and will (a) furnish to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things (including working collaboratively to correct any clerical, typographical, or other similar errors in this Agreement), all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.
(c)Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, will be construed under and governed by the laws of the state of New York, United States, exclusive of its conflicts of laws principles. This Agreement has been prepared in the English language and the English language will control its interpretation. All consents, notices, reports, and other written documents to be delivered or provided by a Party under this Agreement will be in the English language, and in the event of any conflict between the provisions of any document and the English language translation thereof, the terms of the English language translation will control.
(d)Dispute Resolution. Any dispute arising out of, or in connection with, this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Article 16 (Dispute Resolution; Governing Law) of the EU Collaboration Agreement, provided that there shall be no exceptions for any Akebia Reserved Disputes, Licensee Reserved Disputes, or Expert Reserved Matters.
(e)Notices. Any notice required to be given under this Agreement shall be in writing and shall be mailed by internationally recognized express delivery service, or sent by email and confirmed by mailing, as follows:
If to Akebia:
Akebia Therapeutics, Inc.
245 First Street

Cambridge, MA 02142
Attention: Chief Executive Officer
Facsimile: [**]
Email: [**]
With a copy to (which shall not constitute notice for purposes of this Agreement):
Akebia Therapeutics, Inc.
245 First Street
Cambridge, MA 02142
Attention: General Counsel
Facsimile: [**]
Email: [**]
and
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600
Attention: [**]
Email: [**]
If to Licensee:
Otsuka Pharmaceutical Co., Ltd.
Shinagawa Grand Central Tower,
2-16-4 Konan, Minato-ku,
Tokyo, 108-8242 Japan,
Attention: [**]
Email: [**]
With a copy to (which shall not constitute notice for purposes of this Agreement):
Otsuka Pharmaceutical Co., Ltd.
Shinagawa Grand Central Tower
2-16-4 Konan, Minato-ku
Tokyo, 108-8242 Japan
Attention: [**]
Email: [**]

and

Cooley LLP
1700 Seventh Avenue, Suite 1900
Seattle, WA 98101-1355
Attention: [**]
Email: [**]

(f)Performance by Affiliates. Notwithstanding any provision to the contrary set forth herein, either Party shall have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any Affiliate.

(g)Assignment. Neither Party may assign this Agreement and the licenses herein granted without the other Party’s prior written consent unless such assignment is to (a) a Third Party successor or purchaser of all or substantially all of the assets or businesses to which this Agreement relates whether pursuant to a sale of assets, merger, or other transaction, in which case the assigning Party will provide prior written notice of such assignment to the other Party and need not obtain the other Party’s consent, or (b) an Affiliate of such Party, in which case the assigning Party will provide written notice of such assignment to the other Party and need not obtain the other Party’s consent; provided that the assigning Party remains fully liable for the performance of its obligations hereunder by such assignee. Any other assignment of this Agreement by a Party requires the prior written consent of the other Party. Any assignment in violation of this Section 11(g) (Assignment) shall be null and void. This Agreement shall be binding on and shall inure to the benefit of the permitted successors and assigns of the Parties.
(h)Entire Agreement; Amendment. This Agreement, together with all exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof. This Agreement will not be modified, or amended, except by an agreement in writing executed by the Parties.
(i)No Strict Construction. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party.
(j)Counterparts. This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Each Party may execute this Agreement in Adobe™ Portable Document Format (PDF) sent by electronic mail. PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to sign this Agreement effective as of the Termination Effective Date.

AKEBIA THERAPEUTICS, INC.	OTSUKA PHARMACEUTICAL CO., LTD.
By: _/s/ John P. Butler_____________	By: __/s/ Keiso Yamasaki________________
Name: John P. Butler	Name: Keiso Yamasaki
Title: President and Chief Executive Officer	Title: Senior Vice President, Associate General Manager (Pharmaceutical Division), and Pharmaceutical Planning Department and Cell Therapy Commercialization Project Leader

[Signature Page to Termination and Settlement Agreement]